STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: PINE GROVE ALTERNATIVE FUND

1.The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name and address of the Registered Agent in the State of Delaware is:

Intertrust Corporate Services Delaware Ltd.
200 Bellevue Parkway, Suite 210
Wilmington, DE 19809

1.This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 19th day of December, 2014 A.D.

By: /s/ Matthew Stadtmauer

Matthew Stadtmauer,

as Trustee

By: /s/ Jonathan Morgan

Jonathan Morgan,

as Trustee

By: /s/ Boris Onefater

Boris Onefater,

as Trustee

By: /s/ Mattia Auriemma

Mattia Auriemma,

as Trustee